Exhibit 99.1
Insituform Technologies, Inc. Reports Significantly Improved First Quarter 2008 Results

Chesterfield, MO – April 24, 2008 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported first quarter income from continuing operations of $2.0 million, or $0.07 per diluted share.  This compares to a loss of $3.3 million, or $0.12 per diluted share, in the first quarter of 2007.

First quarter net income was $1.9 million, or $0.07 per diluted share, after accounting for discontinued operations.  This compares to a net loss of $15.3 million, or $0.56 per diluted share, for the first quarter of 2007.  In the first quarter of 2007, the Company announced the closure of its tunneling business and recorded a pre-tax charge of $16.8 million, or $11.8 million after-tax, an impact of $0.43 per diluted share.

These results are inclusive of approximately $500,000 in expenses recorded during the quarter in connection with a proxy contest initiated by a dissident stockholder group.

“As we discussed in our last quarterly announcement, we expect 2008 to be significantly better than 2007, and our results for the first quarter are just that.  These results are indicative of the progress that we have been making on our strategic initiatives in terms of growth, project execution and cost management.  We ended the quarter with improved contract backlog in each of our business segments and geographies.  I am particularly encouraged by the 9 percent improvement in contract backlog from year end 2007 at our North American sewer rehabilitation business.  Our Tite Liner® business had a phenomenal first quarter and ended with record contract backlog once again.  We continue to build momentum and I am convinced that we are well-positioned to deliver to our stockholders in 2008 and beyond,” said Alfred L. Woods, Chairman.

“As we announced earlier this month, our Board of Directors recently completed its review of our Company’s strategic options and determined that the best way to enhance value for our stockholders was to execute our Company’s business plan and proceed with the hiring of a new Chief Executive Officer.  In the first quarter, our execution of the plan produced significant improvement in revenues, operating income and net earnings over the first quarter of 2007.  After the quarter closed, we also announced the hiring of our new President and CEO, Joe Burgess, and I am personally excited and pleased to turn the CEO’s office over to Joe.  He is an experienced and capable business leader with a strong background in the water and wastewater services industries.  We are confident of our Company’s future success under his leadership,” said Alfred L. Woods, Chairman.

Consolidated revenues in the first quarter were $125.9 million, a 9.5 percent increase over the first quarter of 2007.  Revenue growth came primarily from the European operations where backlog was strong and European currencies were at historic highs against the U.S. dollar during the quarter. The Tite Liner® business experienced significant revenue growth as it continued to expand internationally and benefited from strong performance in various regions, most notably South America.

Consolidated gross profit for the first quarter of 2008 increased $6.5 million, or 31.9 percent, from the same period in 2007. Gross profit was primarily impacted by the increase in revenues and margins in the rehabilitation business.  Gross profit improved in the European contracting operations by more than 20 percent due to revenue growth.  The U.S. sewer rehabilitation business increased its gross profit performance by 36 percent as a result of improved project execution and improved backlog margins from one year ago.  The business also benefited from decreased fixed crew costs, both labor and equipment.

Consolidated operating expenses in the first quarter of 2008 decreased by $0.6 million, or 2.3 percent, to $23.6 million from $24.2 million in the same period in 2007, primarily due to decreases in corporate overhead and field support expenses in rehabilitation resulting from ongoing realignment efforts.  Corporate overhead in the first quarter declined $0.9 million, or 8 percent, year-over-year, despite $0.5 million of expense related to an ongoing proxy contest with a dissident stockholder group.  Operating expenses increased by $0.9 million in our European, Insituform Blue® and other international operations as a result of continuing investment for future growth.  Foreign currency exchange rates also contributed to the increase in operating expenses.

Consolidated operating income in the first quarter of 2008 was $3.3 million, representing an increase of $7.1 million from the first quarter of 2007.  Net income including loss from discontinued operations in the first quarter of 2008 of $1.9 million represented an increase of $17.2 million over the first quarter of 2007.

First quarter 2008 revenues in the rehabilitation segment improved $6.8 million, or 6.5 percent, year-over-year.  Gross profit in the segment improved $6.2 million, or 40.4 percent, year-over-year.  Most of the gross profit increase resulted from improvement in the United States and Europe, but there were modest profit improvements experienced in other international markets.

Revenues in the Tite Liner® business improved $4.2 million, or 35.9 percent, year-over-year due primarily to projects completed in South America.  The U.S and Canadian regions also experienced modest growth.  Gross profit for Tite Liner® improved slightly, while the margin was lower than the first quarter of 2007.  First quarter 2007 gross profit in Tite Liner® was favorably impacted by approximately $1.3 million related to project closeout gains.  Gross profit improvement in the first quarter of 2008 offset partially by slightly increased operating expenses resulted in an increase in Tite Liner® operating income of $0.1 million, or 2.8 percent, as compared to the first quarter of 2007.

Total contract backlog of $285.6 million at March 31, 2008 was significantly higher than total contract backlog of $259.0 million at December 31, 2007 and $201.7 million at March 31, 2007.

Total backlog in the rehabilitation segment at March 31, 2008 was $253.4 million.  This represented an increase of $20.6 million, or 8.9 percent, over the backlog for the segment at December 31, 2007, and an increase of $66.2 million, or 35.4 percent, as compared to backlog at March 31, 2007.  These increases were due primarily to backlog increases in the United States, Europe and Insituform Blue®.  In addition, approximately $35 million of the backlog in the rehabilitation segment at March 31, 2008 and December 31, 2007 came from the recently awarded projects in our newly formed joint venture in India.  This work will commence late in the second quarter of 2008.

Tite Liner® contract backlog at March 31, 2008 reached another all-time high at $32.2 million, an increase of $6.0 million, or 22.9%, compared to the previous record level of backlog of $26.2 million at December 31, 2007.  Compared to March 31, 2007, Tite Liner® backlog at March 31, 2008 increased $17.7 million, or 121.9% percent, from $14.5 million.

“We saw improvement in our sales performance in the U.S. sewer rehabilitation market during the quarter as our project acquisition rate improved while pricing remained stable.  This trend is very encouraging” Woods said.  “We are seeing very favorable trends in our international business, as well.  During the quarter ended March 31, 2008 we completed our first project in India and it came in higher than our bid gross margin.  We will begin our major projects in India late in the second quarter, and we have major projects underway in both Australia and Hong Kong, as well.  We had another quarter of nice revenue growth in Europe, although earnings growth in Europe did not keep pace with revenue growth as a result of expenses associated with the ongoing realignment of our European management for continued growth and expense reduction.”

“We continue to invest in the growth of our Tite Liner® and Insituform Blue® businesses.  With record backlog and the continued strong oil and mining markets, we anticipate continued strong growth for Tite Liner® in 2008.  We recently announced a high profile I Blue® project to rehabilitate 10,000 feet of 48-inch water line under Madison Avenue in New York.  This $4.25 million project will be a significant step forward in our ongoing effort to prove the I Blue® technology in the marketplace,” Woods said.

On March 31, 2008, the Company received a final judgment in the amount of $7.7 million against its former excess insurance carrier.  As previously reported, the Company had recorded an insurance claim receivable in the amount of the judgment in prior reporting periods in accordance with the Company’s revenue and claims recognition policies.  The judgment included all the actual damages the Company had sought to recover against the excess carrier as well as approximately $1.6 million in prejudgment interest.  In 2004, the Company filed a lawsuit in U.S. District Court in Boston after the excess insurance carrier failed to acknowledge coverage under its policy’s contractor’s rework endorsement and to indemnify the Company for its loss in excess of the primary policy for work the Company was required to remediate with respect a CIPP process installation project performed in 2003 in Boston.  The Company expects the excess insurance carrier to appeal the judgment. On February 15, 2008, the Company received the cash proceeds ($4.5 million) from the settlement of the CAT Contracting patent infringement litigation. The settlement amount was recorded in the fourth quarter of 2007.

Unrestricted cash increased to $88.8 million at December 31, 2007 from $79.0 million at December 31, 2007 due to stronger cash collections on receivables and the collection of $4.5 million from the CAT Contracting patent infringement litigation settlement.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  The Company makes forward-looking statements in this news release that represent the Company’s beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend,” “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on March 10, 2008.  In light of these risks, uncertainties and assumptions, the forward-looking events may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statement, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

Insituform®, the Insituform® logo, Insituform Blue® and Tite Liner® and Clean water for the world® are the registered trademarks of Insituform Technologies, Inc. and its affiliates.

CONTACT:	Insituform Technologies, Inc.
David A. Martin, Vice President and Chief Financial Officer
(636) 530-8000

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended March 31,
	2008	2007

Revenues	$ 125,927	$ 114,982
Cost of revenues	99,041	94,599
Gross profit	26,886	20,383
Operating expenses	23,631	24,185
Operating income (loss)	3,255	(3,802)
Other income (expense):
Interest expense	(1,227)	(1,493)
Interest income	848	949
Other	767	702
Total other income	388	158
Income before taxes on income (tax benefits)	3,643	(3,644)
Taxes on income (tax benefits)	1,074	(710)
Income before minority interests and equity in losses of affiliated companies	2,569	(2,934)
Minority interests	(156)	(48)
Equity in losses of affiliated companies	(383)	(306)
Income (loss) from continuing operations	2,030	(3,288)
Loss from discontinued operations, net of tax	(87)	(11,988)
Net income (loss)	$ 1,943	$ (15,276)

Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$ 0.07	$ (0.12)
Loss from discontinued operations	(0.00)	(0.44)
Net income (loss)	$ 0.07	$ (0.56)
Diluted:
Income from continuing operations	$ 0.07	$ (0.12)
Loss from discontinued operations	(0.00)	(0.44)
Net income (loss)	$ 0.07	$ (0.56)

Weighted average number of shares:
Basic	27,470,623	27,254,380
Diluted	27,933,969	27,254,380

INSITUFORM TECHNOLOGIES, INC.
SEGMENT DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007

Revenues:
Rehabilitation	$ 110,075	$ 103,321
Tite Liner	15,852	11,661
Total revenues	$ 125,927	$ 114,982

Gross profit:
Rehabilitation	$ 21,652	$ 15,417
Tite Liner	5,234	4,966
Total gross profit	$ 26,886	$ 20,383

Operating income (loss):
Rehabilitation	$ (130)	$ (7,095)
Tite Liner	3,385	3,293
Total operating income (loss)	$ 3,255	$ (3,802)

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2008	December 31, 2007

Assets
Current assets
Cash and cash equivalents	$ 88,783	$ 78,961
Restricted cash	2,781	2,487
Receivables, net	90,638	85,774
Retainage	22,425	23,444
Costs and estimated earnings in excess of billings	37,639	40,590
Inventories	17,849	17,789
Prepaid expenses and other assets	28,991	28,975
Current assets of discontinued operations	23,130	31,269
Total current assets	312,236	309,289
Property, plant and equipment, less accumulated depreciation	72,813	73,368
Other assets
Goodwill	122,566	122,560
Other assets	26,284	26,532
Total other assets	148,850	149,092
Non-current assets of discontinued operations	9,287	9,391

Total Assets	$ 543,186	$ 541,140

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt and line of credit	$ 365	$ 1,097
Accounts payable and accrued expenses	91,630	87,935
Billings in excess of costs and estimated earnings	9,813	8,602
Current liabilities of discontinued operations	8,918	14,830
Total current liabilities	110,726	112,464
Long-term debt, less current maturities	65,000	65,000
Other liabilities	6,483	7,465
Non-current liabilities of discontinued operations	1,048	953
Total liabilities	183,257	185,882
Minority interests	2,895	2,717

Stockholders’ equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	–	–
Common stock, $.01 par – shares authorized 60,000,000; shares issued and outstanding 27,470,623	275	275
Additional paid-in capital	105,223	104,332
Retained earnings	240,919	238,976
Accumulated other comprehensive income	10,617	8,958
Total stockholders’ equity	357,034	352,541

Total Liabilities and Stockholders’ Equity	$ 543,186	$ 541,140

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Three Months Ended March 31,
	2008	2007

Cash flows from operating activities:
Net income (loss)	$ 1,943	$ (15,276)
Loss from discontinued operations	(87)	(11,988)
Income (loss) from continuing operations	2,030	(3,288)
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	3,968	4,152
Gain on sale of fixed assets	(1,118)	(471)
Equity-based compensation expense	901	1,664
Deferred income taxes	(2,021)	(2,280)
Other	(300)	(282)
Changes in operating assets and liabilities:
Restricted cash	(294)	(354)
Receivables net, retainage and costs and estimated earnings in excess of billings	2,228	7,224
Inventories	1	(391)
Prepaid expenses and other assets	(1,496)	710
Accounts payable and accrued expenses	4,281	(10,358)
Net cash provided by (used in) operating activities of continuing operations	8,180	(3,674)
Net cash provided by operating activities of discontinued operations	3	244
Net cash provided by (used in) operating activities	8,183	(3,430)

Cash flows from investing activities:
Capital expenditures	(3,151)	(4,199)
Proceeds from sale of fixed assets	644	78
Net cash used in investing activities of continuing operations	(2,507)	(4,121)
Net cash used in investing activities of discontinued operations	(5)	(246)
Net cash used in investing activities	(2,512)	(4,367)

Cash flows from financing activities:
Proceeds from issuance of common stock	–	637
Additional tax benefit from stock option exercises recorded in additional paid-in capital	–	45
Principal payments on notes payable	(732)	(727)
Principal payments on long-term debt	–	(15,713)
Proceeds from lines of credit	–	5,000
Net cash used in financing activities	(732)	(10,758)
Effect of exchange rate changes on cash	4,883	1,838
Net increase (decrease) in cash and cash equivalents for the period	9,822	(16,717)
Cash and cash equivalents, beginning of year	78,961	96,393
Cash and cash equivalents, end of period	$ 88,783	$ 79,676